EXHIBIT 99

         ALLIANCE ENTERTAINMENT ANNOUNCES $42.25 MILLION EQUITY INVESTMENT
                         AND PRELIMINARY SECOND QUARTER RESULTS

     NEW YORK, July 16/PRNewswire/ --- Alliance Entertainment Corp. (NYSE: CDS) said today that BT Capital Partners, an affiliate of Bankers Trust New York Corporation and the Company's largest outside shareholder, had purchased $35 million of a $42.25 million issuance of new preferred stock. The preferred stock is convertible at $7.25 per share and carries a 7-7/8% dividend payable in additional shares of preferred stock. The preferred stock is convertible into additional shares of common stock after shareholder vote. The preferred stock may be redeemed by the Company under certain circumstances. The preferred stock is initially convertible into approximately 11% of the fully diluted common stock of Alliance before payment of dividends, with BT Capital's portion being approximately 9%.

     Joseph Bianco, Chairman and CEO of Alliance, said, "The additional investment by one of our original institutional investors is particularly gratifying. It will give Alliance the ability to acquire additional music catalog and pursue more opportunities such as the exclusive distribution agreement with EMI-Capitol Music Group North America announced last week." Bianco further noted that he anticipated that the acquisition of the Immediate Catalog featuring Amen Corner and Small Faces and a rhythm and blues catalog including Jimmy Clantons' "Venus in Blue Jeans" would be completed shortly.

     BT Capital Partners' managing director and Alliance board member, Robert Marakovits, said, "We have great faith in the management of Alliance. Our Alliance holdings, after conversion of the newly-issued preferred stock, aggregate to approximately 8.7 million shares and represents one of our largest equity investments. We believe that the Company's continued acquisition of proprietary music will help it grow and attain its long-term goals."

     Alliance also stated that it anticipated second quarter 1996 sales to be in the range of $175 million to $180 million and EBITDA to be in the range of $3.5 million to $4.5 million. These results are prior to a non-recurring charge of approximately $15 million in connection with the restructuring of the Company's distribution operations.

     Mr. Bianco stated that the second quarter results reflect, in part, the impact of increased returns by traditional and alternative retailers who continue to adjust their inventory positions to reflect the current sales environment. "We expect this situation to ameliorate as retail conditions begin to settle, and remain confident in our long-term growth prospects," he said.

     Alliance Entertainment Corp. is the largest full-service distributor of pre-recorded music and music-related product in the U.S. The Company is engaged in the acquisition and exploitation of proprietary rights for recorded music, video and video CDS. -0- 7/16/96 /CONTACT: Jeffrey Goldberger of Stern & Co., 212-777-7722/ (CDS)